Exhibit 99.1

Inari Medical Reports Second Quarter 2024 Financial Results

IRVINE, CALIFORNIA – July 30, 2024 (GLOBE NEWSWIRE) – Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its second quarter ended June 30, 2024.

Second Quarter Financial and Recent Business Highlights
•Generated revenue of $146 million in Q2 of 2024, up 23% over the same quarter last year.
•Commenced full commercial launch of VenaCore, Inari’s latest purpose-built device for the treatment of acute and chronic DVT.
•Cash, cash equivalents and short-term investments were $110 million as of Q2 of 2024.

“Our second quarter performance was driven by strong adoption of our market leading solutions across our VTE, Emerging Therapies and international businesses,” said Drew Hykes, CEO of Inari Medical. “Our field team is making meaningful progress supporting our hospital customers in building VTE programs, allowing more patients to benefit from our solutions. We are also pleased with the progress of our new products, including the recent launch of VenaCore, as well as positive reimbursement updates benefiting LimFlow. Looking ahead to the second half of the year, we are confident in continued momentum across all three of our growth drivers and look forward to our PEERLESS data release.”

Second Quarter 2024 Financial Results
Revenue was $145.8 million for the second quarter of 2024, up 22.5% compared to $119.0 million for the second quarter of 2023. The increase over the prior year quarter was driven primarily by an expansion in our sales territories, opening of new accounts, increase in adoption of our procedures, and global commercial expansion.

Gross profit was $125.8 million for the second quarter of 2024, compared to $105.2 million for the second quarter of 2023. Gross margin was 86.3% for the second quarter of 2024, compared to 88.4% for the second quarter of 2023. The year-over-year change was primarily due to product mix, the ramp up costs associated with new products, and increasing internationalization of the business.

Operating expenses for the second quarter of 2024 were $148.3 million, compared to $106.7 million for the second quarter of 2023. The increase was mainly driven by personnel-related expenses, including commissions and share-based compensation associated with increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations; professional fees including legal fees; change in fair value of the contingent consideration liability; amortization expense related to an intangible asset acquired in the LimFlow acquisition, and acquisition-related expenses.

GAAP operating loss was $22.4 million in the second quarter of 2024, compared with a $1.5 million GAAP operating loss for the second quarter of 2023.

Non-GAAP operating loss was $13.2 million in the second quarter of 2024. The following items were excluded from the non-GAAP operating loss: change in fair value of contingent consideration liability of $5.7 million, acquired intangible asset amortization of $2.4 million, and acquisition-related expenses of $1.0 million. There were no non-GAAP adjustments related to the company’s operating loss for the second quarter of 2023.

Net loss was $31.3 million for the second quarter of 2024 and net loss per share was $0.54 on a weighted-average basic and diluted share count of 58.1 million, compared to a net income of $2.1 million and a net income per share of $0.04 on a weighted-average basic count of 57.2 million and $0.04 on a weighted-average diluted share count of 58.5 million, respectively, in the same period of the prior year.

Full Year 2024 Revenue Guidance and Operating Income Outlook
•Inari raises full year 2024 revenue guidance to $594.5 million to $604.5 million, an increase of $2 million at the midpoint from our prior guidance range of $592.5 million to $602.5 million, reflecting growth of approximately 20.5% to 22.5% over 2023.
•The company continues to expect to reach sustained operating profitability in the first half of 2025.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the second quarter 2024 financial results after market close on July 30, 2024 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live by dialing (844) 825-9789 for domestic callers or (412) 317-5180 for international callers. The live webinar and presentation may be accessed by visiting the Events Section of the Inari investor relations website at ir.inarimedical.com.

Use of Non-GAAP Financial Measures
This press release contains references to non-GAAP operating income (loss), which is considered a non-GAAP financial measure. This means that non-GAAP operating income (loss) is determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). As used by Inari, non-GAAP operating income (loss) excludes from GAAP operating income (loss) the following items: amortization of acquired intangible assets, acquisition-related costs and fair value adjustment to our contingent consideration liability. We present the non-GAAP operating income (loss) to exclude these charges because we believe these charges are significantly impacted by the timing and valuation of acquisitions, such as our LimFlow acquisition completed in the fourth quarter of 2023. Our management believes the presentation of non-GAAP operating income (loss) is useful because it provides meaningful comparisons to prior periods and provides visibility to our underlying operating performance and an additional means to evaluate the cost and expense trends excluding the impact of these acquisition-related items, which are not related to our core business operations.

Our definition of non-GAAP operating income (loss) may differ from similarly titled measures used by others. Non-GAAP operating income (loss) should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. We encourage investors to review the reconciliation of non-GAAP operating income (loss) to GAAP operating income (loss), which has been provided in the financial statement tables included in this press release.

About Inari Medical, Inc.
Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underserved health needs. In addition to our purpose-built solutions, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous thromboembolism and four other targeted disease states. We are just getting started. Learn more at www.inarimedical.com and connect with us on LinkedIn, X (Twitter), and Instagram.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include expectations regarding Inari’s core business, plans for its current and future products, anticipated product launches, its ability to integrate and related expectations for the LimFlow acquisition, expectations regarding future growth, Inari's ability to meet customers' needs, and timing for achieving sustained operating profitability, and are based on Inari’s current expectations, forecasts, and assumptions. Forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2023, and in Inari’s other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:
Marissa Bych
Gilmartin Group LLC
IR@inarimedical.com

INARI MEDICAL, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$145,820	$119,005	$289,014	$235,172
Cost of goods sold	19,993	13,844	38,886	27,585
Gross profit	125,827	105,161	250,128	207,587
Operating expenses
Research and development	24,905	21,085	51,785	43,149
Selling, general and administrative	114,153	85,586	217,208	171,286
Change in fair value of contingent consideration	5,728	—	12,031	—
Amortization of intangible asset	2,449	—	4,910	—
Acquisition-related expenses	1,036	—	3,815	—
Total operating expenses	148,271	106,671	289,749	214,435
Loss from operations	(22,444)	(1,510)	(39,621)	(6,848)
Other income (expense)
Interest income	1,076	4,552	2,267	8,697
Interest expense	(77)	(44)	(155)	(84)
Other income	23	26	—	65
Total other income	1,022	4,534	2,112	8,678
(Loss) income before income taxes	(21,422)	3,024	(37,509)	1,830
Provision for income taxes	9,926	939	18,041	1,963
Net (loss) income	$(31,348)	$2,085	$(55,550)	$(133)
Other comprehensive income (loss)
Foreign currency translation adjustments	(2,359)	(79)	(9,718)	(70)
Unrealized loss on available-for-sale debt securities	—	(1,095)	(4)	(1,960)
Total other comprehensive loss	(2,359)	(1,174)	(9,722)	(2,030)
Comprehensive (loss) income	$(33,707)	$911	$(65,272)	$(2,163)
Net (loss) income per share
Basic	$(0.54)	$0.04	$(0.96)	$(0.00)
Diluted	$(0.54)	$0.04	$(0.96)	$(0.00)
Weighted average common shares used to compute net (loss) income per share
Basic	58,142,454	57,207,902	58,040,069	55,988,736
Diluted	58,142,454	58,496,350	58,040,069	55,988,736

INARI MEDICAL, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share data and par value)
(unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$70,125	$38,597
Restricted cash	67	611
Short-term investments in debt securities	39,547	76,855
Accounts receivable, net	81,631	70,119
Inventories, net	49,359	42,900
Prepaid expenses and other current assets	8,623	6,481
Total current assets	249,352	235,563
Property and equipment, net	23,005	20,929
Operating lease right-of-use assets	48,824	48,407
Goodwill	204,401	214,335
Intangible assets	143,106	150,884
Deposits and other assets	4,242	4,117
Total assets	$672,930	$674,235
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$16,375	$10,577
Payroll-related accruals	54,363	48,706
Accrued expenses and other current liabilities	65,605	15,364
Operating lease liabilities, current portion	1,918	1,692
Total current liabilities	138,261	76,339
Operating lease liabilities, noncurrent portion	31,231	30,355
Deferred tax liability	35,126	36,231
Other long-term liability	44,503	66,400
Total liabilities	$249,121	$209,325
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of June 30, 2024, and December 31, 2023; 58,166,309 and 57,762,414 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	58	58
Additional paid in capital	528,624	504,453
Accumulated other comprehensive (loss) income	(837)	8,885
Accumulated deficit	(104,036)	(48,486)
Total stockholders' equity	423,809	464,910
Total liabilities and stockholders' equity	$672,930	$674,235

INARI MEDICAL, INC.
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Loss
(in thousands)
(Unaudited)

Reconciliation of GAAP Operating Loss to Non-GAAP Operating Loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Operating loss	$(22,444)	$(1,510)	$(39,621)	$(6,848)
Non-GAAP Adjustments:
Change in fair value of contingent consideration	5,728	—	12,031	—
Amortization of acquired intangible asset	2,449	—	4,910	—
Acquisition-related expenses (a)	1,036	—	3,812	—
Non-GAAP Operating loss	$(13,231)	$(1,510)	$(18,868)	$(6,848)
________________
(a) The acquisition-related expenses primarily include integration, severance and retention related expenses.

Revenue Disaggregation
The following tables present the amount of revenue in VTE and Emerging Therapies recognized for the periods presented (in thousands, unaudited):

	Three Months Ended June 30,
	2024	2023	% Growth
VTE	$137,674	$114,086	20.7%
Emerging Therapies	8,146	4,919	65.6%
Total Revenue	$145,820	$119,005	22.5%

	Six Months Ended June 30,
	2024	2023	% Growth
VTE	$274,867	$228,144	20.5%
Emerging Therapies	14,147	7,028	101.3%
Total Revenue	$289,014	$235,172	22.9%